Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of shares of Piper Jaffray Companies common stock for the Piper Jaffray Companies 2020 Employment Inducement Award Plan of our reports dated February 26, 2019, with respect to the consolidated financial statements of Piper Jaffray Companies and the effectiveness of internal control over financial reporting of Piper Jaffray Companies, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
November 29, 2019